Bharat Parikh
& Associates
CA. Bharat Parikh
B.Com., F.C.A

To,
The Audit Committee/ Board of Directors
Cemtrex Inc.
19 Engineers Lane
Farmingdale, NY, 11735 USA

Sub:- In the matters of Blog Posting on February 22, 2017 for Cemtrex Inc

Dear Sirs,

With regards to the Blog Postings on Seeking Alpha we would like to respond to the statements made against us on the blog. Our responses/facts are supported by the enclosed documents.

1) Cemtrex's auditors (appointed in 2014) Bharat Parikh & Associates Chartered Accountants India (**BPACA) is a registered chartered accounting firm** in India with Institute of Chartered Accountants of India (ICAI) setup by the Act of Parliament under Chartered Accountants Act 1949. The firm was incorporated by CA Bharat Parikh in 1986
2) BPACA is also a **PCAOB Non U.S. registered firm** licensed to perform US public company's audits. The firm BPACA is registered with PCAOB since 2011.
3) BPACA is Headquartered in Vadodara, Gujarat, India since the inception and it is not controlled or operated from any of its branches. All the business activities and all decisions have been performed for our HQ since 1986
4) All the branch offices of the firm have been registered and updated regularly with ICAI and has also been registered with PCAOB under form 2 annually
5) CA Mahesh Thakkar- a Chartered Accountant (CA) is a Partner of BPACA India since 2015. As per ICAI records, he is the branch in charge of our Texas Branch. The branch is registered with PCAOB and ICAI with the address 4940 McDermott Road, Plano TX 75024. Since CA Mahesh Thakkar is located in the US; his office address of Perfect Tax and Finance; tax consulting business has been officially registered with ICAI as BPACA's branch and is also updated with PCAOB. We use this branch as a US Correspondence address if required for any ventures. As a note to the blog; the operating location of CA Mahesh Thakkar has been relocated to 6850 TPC Dr #108, McKinney, TX 75070. The same has been sent to ICAI for updating their records
6) As per the partnership deed registered with ICAI; all the partners are independent from BPACA and they are legally authorized to operate their own practice if any unless and until they are not using the firm's name. If they want to do business under the firm's name then it must be notified in writing to CA Bharat Parikh and approved by him in the capacity of a Senior Managing Partner of BPACA

Bharat Parikh & Associates Chartered Accountants Vadodara

7) CA Mahesh Thakkar is not involved in any of our auditing services that we offer to our global clients especially none of the PCAOB audits. These audits are lead and signed off by the Senior Engagement Partner CA Bharat Parikh of the auditing firm BPACA
8) Since our firm is a Chartered Accounting firm and a non US PCAOB registered firm; Texas state board of public accountancy has no connections with the firm's PCAOB Audits
9) BPACA Is not controlled or owned by CA Mahesh Thakkar. This is validated by the name of the firm and its promoter CA Bharat Parikh who incorporated the firm in 1986
10) CA Bharat Parikh had partnered with Mahesh Thakkar CPA at TMK LP, a venture based partnership as a separate entity from the auditing firm BPACA. Moreover, TMK LP is not a registered public accounting firm in the US or even an auditing firm with PCAOB. TMK LP has not performed any business activity since being incorporated. The 51% holding of Mahesh Thakkar CPA is only limited to the business venture objective of TMK LP and has no relation with the business undertaken by BPACA India
11) BPACA a Chartered Accounting firm has no interest in what Mahesh Thakkar CPA is doing or has been doing in the past. The act's of Mahesh Thakkar CPA are not binding the Chartered Accounting firm BPACA as he has performed them under the capacity of a Certified Public Accountant
12) Further, in regards to the note stated in the blog regarding a US Number. We would like to state a fact that the number is an app based cell phone subscription that the firm uses to receive calls in India. If the cell phone number in any case is not reachable then the caller can also leave a voice mail for us to get back to them. Moreover we have listed our primary head office number and our email address on our website and also through PCAOB filings which is a public document through which we can be reached in case of any queries

We hope that the facts stated above helps you to negate the statements made on the blog against us. We reserve our right against any false statements that might impact the goodwill of our firm.

Yours Sincerely,

CA Bharat Parikh (MNo 038204)
For Bharat Parikh & Associates
Chartered Accountants India
A PCAOB Registered Firm
Date:- 28th February, 2017
Place:- Vadodara, India

Encl:- 1) PCAOB Form 2- Annual Report Form 2016
2) Firms Constitution Certificate- ICAI